Exhibit 10.27

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
DATED 6 NOVEMBER 2008
(1) BTG International Limited
- and -
(2) Onyx Pharmaceuticals Inc.

Development and Licence Agreement

THIS AGREEMENT is made the 6th day of November 2008
BETWEEN:-
(1)	BTG International Limited a company incorporated under the laws of England with company registration number 02664412 and whose registered office is at 10 Fleet Place, Limeburner Lane, London EC4M 7SB (“BTG”); and

(2)	Onyx Pharmaceuticals Inc. a corporation incorporated under the laws of the State of Delaware whose principal office is at 2100 Powell Street, Emeryville, CA 94608 (“Onyx”).
BACKGROUND:-
(A)	BTG has acquired and commenced the development of a technology comprising a product known as BGC-0945 which, subject to further development, is intended to be used in the field of oncology.

(B)	Onyx is in the business of developing and commercializing anticancer therapies.

(C)	BTG is willing to grant to Onyx, and Onyx wishes to receive, a worldwide, sub-licensable, royalty-bearing, licence to develop, make, have made, use, import, sell, distribute, have sold and offer for sale products in accordance with and subject to the provisions set out in this Agreement.
THE PARTIES AGREE AS FOLLOWS:-
1.	DEFINITIONS

In this Agreement the following words and expressions shall have the following meanings:-

1.1	“Affiliate”	any entity that directly or indirectly controls, is controlled by, or is under common control with another entity, for so long as such control exists. In the case of companies and corporations “control” and “controlled” means beneficial ownership of more than fifty percent of the voting stock, shares, interest or equity in an entity. In the case of any other legal entity, “control” and “controlled” shall exist through the ability to directly or indirectly control the management and/or business of the legal entity;

1.2	“BGC-0945”	[ * ] (the structure of which is shown in Schedule 6) or any salts, esters, racemates, stereoisomers, crystalline polymorphs, hydrates, solvates, or other acids thereof.

1.3	“Combination Product”	shall have the meaning given to it in Clause 1.33;

1.4	“Commencement Date”	the date first above written;

1.5	“Commercially Reasonable Endeavours”	[ * ];

1.6	“Confidential Material”	shall have the meaning given to it in Clauses 11.1 and 11.2;

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.7	“Damages”	shall have the meaning given to it in Clause 16.6;

1.8	“Deductions”	shall have the meaning given to it in Clause 1.33;

1.9	“Detailed Development Plan”	the detailed development plan to be prepared by Onyx pursuant to Clause 9.3;

1.10	“Disclosing Party”	shall have the meaning given to it in Clause 11.1;

1.11	“EU”	member states of the European Union as it is constituted from time to time;

1.12	“FDA”	United States Food and Drug Administration, or any successor entity thereto;

1.13	“ICR”	shall have the meaning given to it in Clause 11.9;

1.14	“IND”	investigational new drug application as defined by FDA;

1.15	“Infringement”	any infringement of any of the Licensed Rights;

1.16	“Infringer”	a third party that commits, or is alleged to have committed, an Infringement;

1.17	“International Accounting Standards”	the international accounting standards within the meaning of Regulation (EC) No. 1606/2002 of the European Parliament and of the Council of 19 July 2002, adopted from time to time by the European Commission in accordance with the Regulation;

1.18	“Licensed Know-How”	the know-how, data, trade secrets, manufacturing processes and proprietary information that is owned or controlled by BTG as of the Commencement Date as set out in Schedule 2;

1.19	“Licensed Patents”	means:-
(a) the Patent Applications;

(b) any patents granted in respect of the Patent Applications;

(c) the granted patents listed in Schedule 1; and

(d) in relation to any patents falling within (b) or (c) above, any re-issues, renewals, re-examinations, extensions, confirmations, continuations, continuations-in-part or divisionals thereof, and any Patent Term Extensions granted in connection with such patents; and

(e) any foreign counterparts of the foregoing patents and patent applications.

1.20	“Licensed Products”	BGC-0945 and any other product, the research, development, manufacture, import, marketing, use, sale or supply of which would (a) use or incorporate (or has used or incorporated) any Licensed Know-How; or (b) but for the Licence, would infringe the Licensed Patents;

1.21	“Licensed Rights”	the Licensed Patents and the Licensed Know-How;

1.22	“Licensed Technology”	the technology claimed by the Licensed Patents and/or included in the Licensed Know-How;

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.23	“Licences”	the licences granted under Clause 2.1;

1.24	“Major European Country”	the [ * ];

1.25	“Major Markets”	the [ * ];

1.26	“Materials”	the quantities of bulk intermediates, active pharmaceutical ingredients and formulated Licensed Products, listed in Schedule 3;

1.27	“Materials Payment”	shall have the meaning given to it in Clause 5.2;

1.28	“MHRA”	Medicines and Healthcare products Regulations Agency (or any successor entity thereto);

1.29	“Milestone Events”	the milestone events set out in Clause 5.3;

1.30	“Milestone Payments”	the milestone payments set out in Clause 5.3;

1.31	“NDA”	shall mean a new drug application (as more fully defined in 21 Code of Federal Regulations section 314.5 et seq);

1.32	“Net Receipts”	(a) all royalties, profit shares or other amounts received by Onyx or any Affiliate of Onyx from a Sub-licensee or its Affiliates (other than an Affiliate of Onyx), or any subsequent sub-licensees thereof, relating to sales of Licensed Products (it being understood that this definition excludes [ * ], but includes [ * ]) and (b) solely in the event that the commercialization of the Licensed Products in [ * ] is being carried out or is to be carried out by a Non-Affiliate Sub-licensee, any milestones or other payments received by Onyx or any Affiliate of Onyx from such Sub-licensee as a result of (i) the [ * ] or (ii) the [ * ];

1.33	“Net Sales Value”	the amount billed or invoiced by Onyx Suppliers to third parties in respect of supplies of the Licensed Products (in fully formulated, final form packed for ultimate consumer use) less the following items as indicated on the relevant invoice (but only to the extent relating to the Licensed Product and actually paid or allowed and not reimbursed by any third party and provided that no deductions shall be allowed for any advertising, promotional or sales force expenses): (i) tariffs, duties, excises and sales taxes, (ii) costs of delivery, including transportation and insurance charges, (iii) customary trade or quantity discounts actually granted, (iv) amounts actually repaid or credited by reason of rejections, defects, recalls or returns or because of adjustments, billing errors, or trial prescriptions, (vi) amounts that are recorded in the sellers audited accounts as written off as bad debts, uncollectible in accordance with the applicable seller’s accounting policies for the general provision of doubtful debts, as consistently applied and as allowed by United States Generally Accepted Accounting Principles or International Accounting Standards (as the case may be), (vii)

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

allowances or credits to customers on account of price reductions affecting the Licensed Products, and (viii) rebates and discounts actually paid or credited to any governmental agency (or branch of government) (the “Deductions”); provided that where:

(a) the Licensed Products are sold other than in an arm’s-length sale; or
(b) the consideration for the Licensed Product includes any non-cash element other than customary rights that are typically granted to customers in contracts with cash customers (for the avoidance of doubt such customary rights shall not include equity, stock or any other form of securities or any loan arrangement otherwise than on normal commercial terms); or

(c) the Licensed Product is transferred in any manner other than an invoiced order,

the Net Sales Value applicable to such transaction shall be deemed to be the amount billed or invoiced by Onyx Suppliers to independent third parties in respect of supplies of the Licensed Products (in fully formulated, final form packed for ultimate consumer use) that would have been billed or invoiced for that Licensed Product in the country where the transaction was effective had (a), (b) and/or (c) not been the case, less the Deductions (where such Deductions relate to the Licensed Product and are actually paid or allowed and not reimbursed by any third party and provided that no Deductions shall be allowed for any advertising, promotional or sales force expenses) that would have been applicable for that Licensed Product in the country where the transaction was effective had (a), (b) and/or (c) not been the case. Such hypothetical Net Sales Value shall be agreed by the parties acting in good faith or, failing such agreement, as determined by a reputable independent auditor appointed by agreement between the parties (or failing such agreement, the Chairman for the time being of the Institute of Chartered Accountants of England and Wales), with the decision of such auditor being final and binding on the parties and with the auditor acting as an expert and not an arbitrator. If the price determined by the auditor is equal to or lower than that proposed by Onyx then BTG shall be responsible for the costs of the appointment of the auditor. If the price determined by the auditor is greater than that proposed by Onyx then Onyx shall be responsible for the costs of such appointment;

provided, further that if a Licensed Product is sold in the form of a combination product containing both a Licensed Product and one or more active pharmaceutical ingredients or devices that are not Licensed Products (for the purpose of this Agreement, a “Combination Product”), the Net Sales Value of such Licensed Product for the purpose of calculating royalties owed by Onyx under this Agreement for sales of such Licensed Product, shall be determined as follows: first, Onyx shall determine the actual

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Net Sales Value of such Combination Product (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of the Licensed Product, if sold separately, and B is the total invoice price of any other active pharmaceutical ingredient or device in the combination if sold separately. If, the other active pharmaceutical ingredient or device in the combination are not sold separately, Net Sales Value of the Licensed Product in question shall be calculated by multiplying actual Net Sales Value of such Combination Product (calculated using the above provisions) by a fraction A/C where A is the invoice price of the Licensed Product if sold separately, and C is the invoice price of the Combination Product where the maximum value of the fraction A/C equals one (1). If, neither the Licensed Product nor the other active pharmaceutical ingredient or device in the Combination Product is sold separately, the adjustment to Net Sales Value shall be determined by the parties in good faith to reasonably reflect the fair value of the contribution of the Licensed Product in the Combination Product to the total market value of such product;

1.34	Non-Affiliate Sublicensee	a Sublicensee that is not also an Affiliate of Onyx;

1.35	“Onyx Suppliers”	Onyx, its Affiliates, its Sub-licensees and the Affiliates of the Sub-licensees;

1.36	“Outline Development Plan”	the outline development plan relating to the development and commercialisation of Licensed Products as agreed between the parties and set out in Schedule 5;

1.37	“Patent Applications”	the patent applications listed in Schedule 1 and any continuation applications, continuation-in-part applications, divisional applications, national or international patent applications anywhere in the world in each case that claim priority solely from the patent applications listed in Schedule 1 and/or any of their priority filings;

1.38	“Patent Term Extension”	any patent term extensions, including extensions granted under the US Drug Price Competition and Patent Term Restoration Act 1984 and the EC Supplementary Protection Certificate Regulation (Council Regulation (EEC) No. 1768/92) and any legislation, amending, replacing or implementing the foregoing;

1.39	“Personnel”	officers, employees, consultants, agents, representatives, contractors and advisers;

1.40	“Phase I Clinical Trial	“a human clinical trial, the principal purpose of which is to determine the metabolic and pharmacologic actions of a drug and its safety, the side effects associated with increasing doses and, if possible, to gain early evidence of its effectiveness;

1.41	“Phase II Clinical Trial”	a human clinical trial, the principal purpose of which is to evaluate the effectiveness of a drug for a particular indication in patients with a disease and to determine the common short-term side effects and risks associated with the drug;

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.42	“Phase III Clinical Trial”	an expanded controlled or uncontrolled human clinical trial of a drug in a randomized study (with endpoints agreed upon by a regulatory body for Product Approval for example, without limitation, as evidenced in the minutes of an end of Phase II Clinical meeting with a competent regulatory authority in the United States of America or the EU) which is intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of such drug and to provide an adequate basis for physician labelling;

1.43	“Product Approval”	in relation to a country, the grant of all governmental, regulatory and pricing approvals required to sell a Licensed Product in that country;

1.44	“Quarter”	the quarterly periods in each Year of the Term ending 31 March, 30 June, 30 September and 31 December with the exception of the first Quarter of this Agreement, which shall be the period of time from the Commencement Date to 31 December 2008;

1.45	“Reasonable Revisions”	such revisions by Onyx as may be reasonably necessary (in good faith and having regard to Onyx’s obligations in Clause 9) after the Commencement Date to adjust development of Licensed Products in response to changed external circumstances comprising material [ * ] problems arising regarding the Licensed Product but not [ * ];

1.46	“Receiving Party”	shall have the meaning given to it in Clause 11.1;

1.47	“Revocation Proceedings”	“any proceedings where the validity of any of the Licensed Patents is at issue including opposition proceedings in respect of European patents and interference proceedings in respect of US patents;

1.48	“Signing Fee”	shall have the meaning given to it in Clause 5.1

1.49	“Sub-licence Agreement”	any agreement between Onyx and a Sub-licensee relating to this Agreement or any of the Licensed Rights;

1.50	“Sub-licensee”	a third party (including an Affiliate of Onyx) to whom Onyx and/or any of its Affiliates has sub-licensed, sub-contracted or otherwise transferred any of Onyx’s rights and/or obligations under this Agreement including, a third party with whom Onyx and/or any of its Affiliates has agreed not to assert the Licensed Rights and/or has otherwise waived the Licensed Rights (unless such waiver or non-assert has been given with the prior written consent of BTG), it being understood that a failure to bring or maintain an infringement suit against an alleged infringer shall not, by itself, constitute a waiver for the purpose of this definition unless Onyx and/or any of its Affiliates are receiving consideration of any form from, or otherwise supplying a Licensed Product to, the alleged infringer or its Affiliates;

1.51	“Term”	shall have the meaning given to it in Clause 18.1;

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.52	“Termination Milestone”	Shall have the meaning given to it in Clause 19.3;

1.53	“Third Party Claims”	shall have the meaning given to it in Clause 5.11;

1.54	“Third Party Royalty”	shall have the meaning given to it in Clause 5.11;

1.55	“United States Generally Accepted Accounting Standards”	means the generally accepted accounting principles as established by the United States of America Financial Accounting Standards Board from time to time;

1.56	“Valid Claim”	an issued claim of any unexpired patent or claim of any pending patent application, which has not been held unenforceable, unpatentable or invalid by a court or governmental body of competent jurisdiction, unappealable through disclaimer or otherwise, and which has not been lost through an interference proceeding or abandoned; provided, however, that if a claim of a pending patent application has been pending for more than [ * ] years from the Commencement Date or, if applied for after the Commencement Date, has been pending for more than [ * ] years from its application date, such claim will not constitute a Valid Claim for the purposes of this Agreement from the end of that [ * ] period (as applicable) unless and until such claim issues and otherwise satisfies the above requirements at which time the claim shall be deemed a Valid Claim [ * ] for the purposes of, inter alia, calculating any royalty obligation from Onyx to BTG (subject to Clause 5.7); and

1.57	“Year”	a calendar year;
2.	GRANT OF LICENCES
2.1.	With effect from the Commencement Date and subject to the provisions of this Agreement, BTG grants to Onyx, an exclusive, worldwide, sub-licensable, royalty-bearing, licence under the Licensed Rights to develop, make, have made, use, import, sell, distribute, have sold and offer for sale Licensed Products for all applications and for all uses.

2.2.	Promptly following the Commencement Date (but in any event no later than thirty (30) days thereafter), BTG shall transfer to Onyx all Licensed Know-How, to the extent such Licensed Know-How is not already in Onyx’s possession. All costs and expenses of any such transfer by BTG shall be borne by BTG. Subject to Clause 19.2.2 all media supplied by BTG to Onyx in which Licensed Know-How is recorded shall be thereafter owned by Onyx.

2.3.	If, following the Commencement Date, BTG discovers know-how or information that was in the possession of, and owned or controlled by, BTG prior to the Commencement Date that is necessary or (in [ * ]’s opinion) reasonably useful for the development, manufacture, or commercialization of BGC-0945 or any other molecule claimed in the Licensed Patents and that [ * ] from BTG’s development of BGC-0945 prior to the Commencement Date, which is not set out in Schedule 2, BTG shall, upon discovery, subject to [ * ], provide such know-how or information to Onyx. Such know-how or information shall become, for the purposes of this Agreement, Licensed Know-How provided that [ * ].

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.4.	If, following the Commencement Date, BTG discovers patent(s) or patent application(s) that were in the possession of, and owned or controlled by, BTG prior to the Commencement Date that are necessary or (in [ * ]’s opinion) reasonably useful for the development, manufacture, or commercialization of BGC-0945 or any other molecule claimed in the Licensed Patents (as defined on the Commencement Date without regard to the rest of this Section 2.4) and that [ * ] from BTG’s development of BGC-0945 prior to the Commencement Date, which is not set out in Schedule 1, BTG shall, upon discovery, subject to [ * ], provide such patent(s) and/or patent application(s) to Onyx. Such patent(s) and/or patent application(s) shall become, for the purposes of this Agreement, Licensed Patents (and shall be deemed to be included on Schedule 1), provided that [ * ].

2.5.	In no event shall Onyx be responsible for any payments owed by BTG or its Affiliates under any agreements between a third party and BTG or its Affiliates related to the Licensed Products or Licensed Technology, as a result of the grant of the Licences or the exploitation of the Licences by Onyx, its Affiliates, or its Sub-licensees.

2.6.	In no event shall BTG be responsible for any payments owed by Onyx or its Sub-licensees or their respective Affiliates under any agreements between a third party and Onyx or its Sub-licensees or their respective Affiliates related to the Licensed Products or Licensed Technology, as a result of the grant of the Licenses or the exploitation of the Licenses by Onyx, its Affiliates, or its Sub-licensees or their Affiliates. For the avoidance of doubt, this Clause 2.6 shall not affect the operation of the royalty reduction provision in Clause 5.11.

3.	DURATION OF THE LICENCES

3.1	Unless terminated earlier in accordance with Clause 18 of this Agreement, the Licences shall commence on the Commencement Date and shall automatically expire on a country by country basis on the last to occur of the following:-
3.1.1	the date on which no Valid Claim of a Licensed Patent remains in force in the country concerned; or

3.1.2	ten (10) years from the date of the first commercial sale of the relevant Licensed Product in the country concerned.
3.2	Following expiry of the Licences in a country, Onyx’s obligation to pay further royalties pursuant to Clause 5.5 and 5.6 in respect of Net Sales Value of Licensed Products in such country (unless the Licensed Products sold in such country are manufactured in a country where a Valid Claim subsists) shall terminate and Onyx shall have a fully paid up, royalty-free (subject to Onyx’s obligation to pay royalties on Net Sales Value of Licensed Products sold in such country but manufactured in a country where a Valid Claim subsists), perpetual, exclusive licence under the Licensed Know-How to make, have made, use, import, promote, distribute, sell, offer for sale and otherwise exploit the Licensed Products in that country.

4.	SUBLICENSING AND SUBCONTRACTING

4.1	Onyx may sub-licence and/or subcontract its rights under this Agreement provided it complies with this Clause 4.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.2	Onyx shall enter into a written agreement with each Sub-licensee (provided that this obligation to enter into a written agreement shall not apply where, and for so long as, the Sub-licensee is an Affiliate) and shall ensure that:-
4.2.1	the provisions of the Sub-licence Agreement are entirely consistent with the provisions of this Agreement;

4.2.2	the Sub-licence Agreement is [ * ] and [ * ] the [ * ] from [ * ] the [ * ] without the prior written consent of BTG, not to be unreasonably withheld;

4.2.3	the Sub-licence Agreement prohibits the Sub-licensee and its Affiliates from [ * ] or otherwise [ * ] in each case without the prior written consent of BTG, not to be unreasonably withheld;

4.2.4	the Sub-licence Agreement sets out all the terms agreed between the parties including, in particular, all terms as to remuneration;

4.2.5	the Sub-licence Agreement imposes obligations of confidentiality on the Sub-licensee in respect of any Confidential Material disclosed by BTG and/or its Affiliates which are no less onerous than those set out in Clause 11;

4.2.6	the Sub-licence Agreement shall terminate automatically if (1) this Agreement expires or is terminated (subject to Clause 4.7) or (2) the Sub-licensee or its Affiliates [ * ] or otherwise assist any third party to [ * ], the [ * ] of any of the [ * ] including the [ * ] of any of the [ * ] of the [ * ];

4.2.7	the Sub-licence Agreement imposes an obligation on the Sub-licensee to (a) keep and provide financial statements and other such information as is reasonably required to allow Onyx to document and verify payments required to be made to BTG under this Agreement and otherwise to comply with all of its obligations under this Agreement (including, without limitation, the provision of the royalty statement as set out in Schedule 4), and on Onyx’s request, (b) allow an independent professional accountant appointed by Onyx to be given access to and be permitted to examine and copy the books, accounts and records of the Sub-licensee (and the Sub-licensee’s Affiliates, to the extent relevant) upon [ * ] days notice having been given by Onyx and at all reasonable times on business days for the purpose of certifying to Onyx that the monies calculated by the Sub-licensee as being due to Onyx under the relevant Sub-licence Agreement during any Year and the sale of Licensed Products in any Year were each correctly calculated, true and accurate; and (c) oblige the Sub-licensee to make available its Personnel on [ * ] days advance notice and during normal business working hours, to answer queries on all accounts, books and records required for the purpose of the above certification;

4.2.8	the Sub-licence Agreement imposes an obligation on the Sub-licensee to, on termination of the Sub-licence Agreement (but, for the avoidance of doubt, excluding any expiration of the Sub-license Agreement following which the Sub-licensee retains the right to sell and distribute the Product), transfer to Onyx all Product Approvals for the Licensed Products that are owned by the applicable Sub-licensee or its Affiliates as well as all technical information or data generated by or on behalf of the Sub-licensee or its Affiliates pursuant to activities conducted under the Sub- license Agreement, including without limitation, market research so generated to support the sale and distribution of the Licensed Product; and

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.2.9	the Sub-licensee shall be required by the Sub-license Agreement to include on the packaging of each Licensed Product and in the information leaflet supplied with each Licensed Product the notice set out at Clause 10.2 (subject to any limitations imposed by applicable law).
4.3	Onyx shall procure that each Sub-licensee complies fully at all times with the provisions of its Sub-licence Agreement.

4.4	Any acts and omissions of a Sub-licensee that, if committed by Onyx, would constitute a breach of any of the provisions of this Agreement, shall be deemed to be a breach of this Agreement by Onyx.

4.5	Onyx shall promptly notify BTG of the details of any material breach of a Sub-licensee of which it becomes aware to the extent that such material breach would reasonably be expected to cause Onyx to be in breach of its obligations under this Agreement.

4.6	Onyx shall provide BTG with a true and complete copy of any Sub-licence Agreement promptly following its execution; provided, however, that Onyx may redact any portions of such Sub-licence Agreement that are confidential or proprietary (other than any portions relating to payments or other consideration payable by Sub-licensees with respect to the Licensed Products and any other provisions that are necessary for BTG to verify Onyx’s compliance with the terms of this Agreement).

4.7	At Onyx’s request and on a case-by-case basis, unless termination is due to acts or omissions of a Sub-licensee or the relevant Sub-licensee is otherwise in breach of the terms of the Sub-licence, BTG shall in good faith consider amending this Agreement to allow the rights granted by Onyx to a particular Sub-licensee to continue (i.e., as a direct licence from BTG) following termination of this Agreement.

5.	PAYMENTS
Signing Fee
5.1	Onyx shall pay to BTG on the Commencement Date a one-time, non-refundable signing fee of [ * ] (the “Signing Fee”).
Payment for the Materials
5.2	Onyx shall pay to BTG on the Commencement Date a non-refundable payment of [ * ] in respect of the transfer of the Materials (the “Materials Payment”).
Milestone Payments
5.3	Onyx shall pay to BTG the following non-refundable Milestone Payments on the attainment of the corresponding Milestone Event by an Onyx Supplier:

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Milestone Event	Milestone Payments
Development Milestone Event	Development Milestone Payment
[ * ]	US$[ * ]
[ * ]	US$[ * ]
[ * ]	US$[ * ]
[ * ]	US$[ * ]
[ * ]	US$[ * ]
[ * ]	US$[ * ]
[ * ]	US$[ * ]
[ * ]	US$[ * ]
[ * ]	US$[ * ]
[ * ]	US$[ * ]
Sales Milestone Event	Sales Milestone Payment
[ * ]	US$[ * ]
[ * ]	US$[ * ]
[ * ]	US$[ * ]
[ * ]	US$[ * ]
5.4	No Milestone Payments shall be payable more than once and all Milestone Payments are non-refundable in any circumstances.
Royalties
Sales by Onyx and its Affiliates
5.5	Onyx shall pay to BTG a royalty at the applicable incremental rate(s) set out below on the Net Sales Value of all Licensed Products sold by Onyx and/or its Affiliates and manufactured or sold in a country where there exists, at the time of manufacture or sale, one or more Valid Claims of the Licensed Patents that, but for the Licence, would be infringed by such manufacture or sale:

Portion of Cumulative Worldwide Net Sales Value
Tier	of Licensed Products Supplied During the Year	Royalty Rate
Tier 1	US$[ * ]	[ * ]%
Tier 2	US$[ * ]	[ * ]%
Tier 3	US$[ * ] and over	[ * ]%
For the avoidance of doubt, each of the royalty rates set forth in this Clause 5.5 shall apply only to that portion of the Net Sales Value during a Year that falls within the applicable range for such royalty rate. For example, [ * ].

5.6	Onyx shall pay to BTG a royalty at the applicable rate set out below on the Net Sales Value of all Licensed Products sold by Onyx and/or its Affiliates where such Licensed Product was manufactured in a country and sold in a country where, at the time of manufacture and at the time of sale, no Valid Claim of a Licensed Patent exists in such country/countries that, but for the Licence, would be infringed by such manufacture or sale (as applicable), provided that at least one of the following is true:

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.6.1	had the Licensed Product concerned been [ * ] (as applicable) in [ * ] in which a Valid Claim of a Licensed Patent exists that, but for the Licence, would be infringed by such [ * ] (as applicable), such [ * ] would have infringed that Valid Claim;

5.6.2	had such Licensed Product concerned been [ * ] (as applicable) [ * ] in the county/countries in which it was [ * ], such [ * ] would have infringed a Valid Claim of a Licensed Patent which, but for the Licence, would have been infringed by such [ * ] (as applicable);

5.6.3	the Licensed Product is [ * ]; or

5.6.4	such Licensed Product [ * ] (or has [ * ] or [ * ], or the Product Approval for such Licensed Product was [ * ], in each case [ * ], [ * ].

Culmulative Worldwide Net Sales Value of Licensed
Tier	Products Supplied During the Year	Royalty Rate
Tier 1	US$[ * ]	[ * ]%
Tier 2	US$[ * ]	[ * ]%
Tier 3	US$[ * ] and over	[ * ]%
For the avoidance of doubt, each of the royalty rates set forth in this Clause 5.6 shall apply only to that portion of the Net Sales Value during a Year that falls within the applicable range for such royalty rate. Additionally, if in a particular Quarter there are sales of a Licensed Product in a country to which Clause 5.5 applies and sales of a Licensed Product in a country to which Clause 5.6 applies, then the royalties shall be calculated by determining the percentage of the total Net Sales Value in such Quarter to which Clause 5.5 or Clause 5.6 applies and multiplying that percentage to each royalty tier to determine which portion of such amount should bear royalties at rates set forth in Clause 5.5 or Clause 5.6, respectively. By way of example, [ * ].

5.7	[ * ].
Sales by Sub-licensees
5.8	Onyx shall pay to BTG whichever is the greater of (i) [ * ]% of all Net Receipts received by Onyx or its Affiliates from any Sub-licensee or its Affiliates; or (ii) a royalty of [ * ]% of the Net Sales Value of all Licensed Products sold by Non-Affiliate Sub-licensees or their Affiliates or any subsequent sub-licensee thereof.

5.9	In the event that the royalty payment calculated by a Non-Affiliate Sub-licensee of Onyx or a Sub-licensee of any Affiliate of Onyx, or any subsequent sub-licensees thereof, as being due to Onyx under the relevant Sub-licence Agreement during any Year prove, following verification carried out by Onyx or an independent professional accountant appointed by

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Onyx for the purpose of calculating that the monies paid to Onyx were correctly calculated and accurate, to be inaccurate (and, therefore, the monies paid to BTG in accordance with Clause 5.8 are inaccurate) Onyx shall either (as applicable):
5.9.1	within [ * ] days of the end of the month in which such verification was carried out, pay to BTG the balance of the monies due; or

5.9.2	within [ * ] days of receipt of written notification from Onyx that Onyx has paid more than was due, BTG shall reimburse Onyx for such sum. Such notification shall include sufficient evidence to enable BTG to verify the accuracy of such notification.
5.10	Onyx’s obligations to pay royalties in accordance with Clauses 5.5 and 5.6 shall terminate in accordance with the provisions of Clause 3.2. Onyx’s obligations to make payments under Clause 5.8 shall terminate at the end of the Term.
Infringement of Third Party Patents
5.11	If it is not reasonably possible to sell and/or have sold a Licensed Product, or to manufacture a Licensed Product for sale, in one or more countries without infringing one or more Valid Claims of third party patents that apply to or cover the inventions claimed in the Licensed Patents in such countries (“Third Party Claims”) and as a consequence Onyx is required to make and does make royalty payments or licence fees to a non-Affiliate independent third party in respect of such one or more Third Party Claims in order to sell a Licensed Product, or to manufacture a Licensed Product for sale, in such countries then, subject to the provisions of Clause 5.12, Onyx may deduct from the royalties that are otherwise due to BTG as provided in Clause 5.5 and 5.6 in respect of the Licensed Product that is sold or manufactured (as the case may be) in the countries covered by the Third Party Claims, [ * ]% of the royalty payments or license fees paid by Onyx to Third Parties in respect of that Licensed Product in the countries covered by the Third Party Claims (“Third Party Royalty”). For the avoidance of doubt, Onyx may only make deductions from royalties pursuant to this Clause 5.11 to the extent that the royalty payments or licence fees made to the third party concerned relate solely to Third Party Claims applying to or covering the inventions claimed in the Licensed Patents.

5.12	In the event that Onyx is unable to deduct from a particular royalty payment the full deduction in respect of Third Party Royalties that is permitted by Section 5.11, the unrealized portion such deduction will be carried over to subsequent royalty payments.

5.13	In no circumstances shall any provisions of this Agreement (including Clauses 5.11, 5.12 and the provision in Clause 1.33 setting out the manner in which Net Sales Value shall be calculated where a Licensed Product is sold as a Combination Product) operate to reduce the effective royalty on Net Sales Value payable by Onyx under Clause 5.5 to less than [ * ]% or under Clause 5.6 to less than [ * ]%.

5.14	The provisions of (a) Clauses 5.11 and 5.12 and the provisions of (c) Clause 1.33 which sets out the manner in which Net Sales Value shall be calculated where a Licensed Product is sold as a Combination Product, cannot both be applied to the same sale of a Licensed Product.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.15	For the avoidance of doubt, Clause 5.11 and 5.12 shall not apply to payments under Clause 5.8.

6.	PAYMENT TERMS

6.1	Onyx shall notify BTG within [ * ] days of any of the Milestone Events being reached.

6.2	Once a Milestone Event has been reached Onyx shall pay to BTG the relevant Milestone Payment within [ * ] days of reaching the Milestone Event. After receipt of such Milestone Payment, BTG shall issue to Onyx a receipted invoice for such Milestone Payment.

6.3	Within [ * ] days of the end of each Quarter, Onyx shall provide BTG with a royalty statement for that Quarter setting out the information listed in Schedule 4.

6.4	Onyx shall pay to BTG the royalties due under Clauses 5.5 and 5.6 in respect of the Net Sales Values generated during any Quarter, within [ * ] days of the end of such Quarter. After receipt of such royalties, BTG shall issue to Onyx a receipted invoice for such royalties. Onyx shall pay to BTG the sums due under Clause 5.8 in respect of Net Receipts received by Onyx and its Affiliates during any Quarter, within [ * ] days of the end of such Quarter. After receipt of such sums, BTG shall issue to Onyx a receipted invoice for such sums.

6.5	All sums payable under this Agreement:-
6.5.1	shall be paid in United States dollars to the credit of the following bank account of BTG (or to such other account as BTG may, from time to time, notify to Onyx):
National Westminster Bank plc
Westminster Branch
P.O. Box 3038
57 Victoria Street
London
SW1H 0HN
US Dollar payments:
Account number: [ * ]
Sort Code: [ * ]
IBAN BIC [ * ]
6.5.2	shall be paid in full without any deductions or withholdings (including deductions or withholdings in respect of items such as income tax, corporation tax, or other taxes, charges or duties) except insofar as Onyx is required by law to deduct withholding tax from sums payable to BTG in which case Onyx shall:
6.5.2.1	ensure that the deduction or withholding does not exceed the minimum amount legally required;

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.5.2.2	account to the relevant taxation or other authorities within the period for payment permitted by the applicable law the full amount of the deduction or withholding; and

6.5.2.3	provide to BTG within the period for payment permitted by the relevant law either an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or if such receipts are not issued by the taxation authorities concerned a certificate of deduction or equivalent evidence of the relevant deduction or withholding sufficient to establish the fact that such amount was remitted to such taxation authorities, for the purpose of enabling BTG to obtain credit for the tax deducted or to claim relief from double taxation under any relevant double taxation treaty;
6.5.3	shall be paid by the due date for payment as specified in this Agreement. If Onyx fails to pay any sum due under this Agreement in whole or part, any outstanding royalties or other payments due under this Agreement shall bear interest (calculated on a daily basis) from the date on which they fell due until payment at a per annum rate of [ * ] and [ * ], following such failure to pay. The payment of such interest shall be made in United States dollars. It shall not foreclose BTG from exercising any other right it may have as a consequence of the failure of Onyx to make any payment when due.
6.6	The parties shall co-operate to ensure that all sums payable under this Agreement can be lawfully paid without deduction of withholding tax, where this is reasonably possible under the laws of the relevant jurisdiction. Such co-operation shall include, at the reasonable request of a party, the provision by the other party of any information required to enable payments to be made without deduction of tax pursuant to section 911 of the Income Tax Act 2007 (or to any equivalent provision under the laws of the United States of America or any other relevant jurisdiction) and the prompt completion and filing of any relevant forms and other documents with the relevant tax authorities.

6.7	If Licensed Products are sold or supplied by Onyx or its Sub-licensees in a currency other than United States dollars, the royalties payable in respect of such sales under this Agreement shall be first determined in the currency of the country in which such sales took place and then converted into United States dollars at the rate of exchange as shown in the Financial Times (www.ft.com) on the last business day of the Quarter in which such sales took place.

6.8	If the Net Receipts received by Onyx or its Affiliates are in a currency other than United States dollars, the monies payable in respect of such Net Receipts under this Agreement shall be converted into United States dollars at the rate of exchange shown in the Financial Times (www.ft.com) on the last business day of the Quarter in which the Net Receipts were received by Onyx or its Affiliates.

7.	RECORDS, INSPECTIONS AND STATEMENTS
Maintenance of Records

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.1	During the term of this Agreement and for a period of [ * ] years thereafter, Onyx shall, and shall procure that Onyx’s Affiliates shall, keep at their normal place of business detailed, accurate and up to date records and books of account showing the quantity, description and value of all Licensed Products supplied by Onyx Supplier in each country, all sums paid to Onyx Supplier in connection with such supply, and all Net Receipts, in each case during the previous [ * ] years. Onyx shall ensure that such records and books of accounts are sufficiently complete and detailed to permit the verification of the royalties due to BTG under this Agreement.
Inspections
7.2	Onyx shall, and shall procure that Onyx’s Affiliates shall, make available the records and books described in Clause 7.1 for inspection during normal business hours by a qualified accountant of BTG for the purpose of verifying the accuracy of any statement provided by Onyx to BTG pursuant to Clause 6.3. BTG’s accountant shall be entitled to obtain such records and books solely for the purposes of carrying out the verification.

7.3	BTG shall be entitled to have inspections carried out pursuant to Clause 7.2 no more frequently than once every Year (and once following termination or expiry of this Agreement) on giving Onyx or its Affiliates [ * ] days’ written notice prior to each inspection. BTG shall not be permitted to have such inspections carried out more than once with respect to books and records covering a particular time period unless such re-inspection is reasonably necessary in order to resolve a discrepancy or concern that [ * ].

7.4	BTG shall bear the cost of carrying out the inspections referred to in Clause 7.2 unless such inspection identifies an underpayment of more than [ * ]% across the period being inspected in which case, within [ * ] days of receiving notice from BTG of the results of the inspection, Onyx shall pay to BTG the costs of making the relevant inspection. If BTG’s inspection shows that Onyx has paid more than the amounts properly due under this Agreement, then Onyx shall be entitled to deduct such excess from any future sums payable to BTG under this Agreement. If BTG’s inspection reveals a deficit then, without prejudice to any other right or remedy available to BTG, Onyx shall (a) promptly make good the deficit and (b) pay interest on the deficit pursuant to Clause 6.5.3 from the date upon which the deficit arose to the date upon which the deficit was paid.

8.	SALE OF MATERIALS

All right, title, and interest in and to, and risk of loss with respect to, the Materials shall transfer to Onyx on receipt by BTG of the Materials Payment. BTG hereby agrees that it shall use all commercially reasonable endeavours to assign or procure that its Affiliate BTG International, Inc. uses all commercially reasonable endeavours to assign (as applicable) to Onyx all of its future rights and obligations under those contracts or arrangements for the ongoing storage of the Materials at their current locations as in existence at the Commencement Date or, where this is not possible, to use commercially reasonable endeavours to assist Onyx, at Onyx’s cost, in transferring the Materials to another location reasonably acceptable to Onyx. The contracts specifying BTG’s future rights and obligations are identified in Schedule 7.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.	ONYX’S OBLIGATIONS TO EXPLOIT

9.1	Subject to Clause 9.2, with effect from the Commencement Date, Onyx shall be responsible, at its sole cost, for all research into and the development, manufacture and commercialization of Licensed Products. Onyx shall be responsible for assuming the costs of all necessary clinical trials and studies after the Commencement Date that may be required to obtain Product Approval for Licensed Products, all costs and expenses incurred after the Commencement Date in relation to all applications for and the acquisition of Product Approval for the Licensed Product and all future costs relating thereto including, without limitation, for renewals, amendments or other correspondence.

9.2	Onyx (either by itself or through Onyx’s Suppliers) shall use all Commercially Reasonable Endeavours to comply with the Outline Development Plan and, once drafted and approved by Onyx, the Detailed Development Plan. Subject to receipt of any applicable Product Approvals, Onyx shall use all Commercially Reasonable Endeavours to promote, market, sell and otherwise commercialize at least one Licensed Product (either through itself or Onyx’s Suppliers) in each of the Major Markets.

9.3	Within [ * ] of the Commencement Date, Onyx shall provide to BTG a detailed development plan which shall be consistent with the Outline Development Plan (but subject to Reasonable Revisions) and shall include [ * ] (the “Detailed Development Plan”).

9.4	Within [ * ] of [ * ], Onyx shall provide BTG with a written report summarizing the progress achieved since the previous report (or since the Commencement Date if the first report) against the Outline Development Plan (or the Detailed Development Plan). Such report shall include, without limitation, [ * ].

9.5	In addition to Clause 9.4, Onyx shall (a) provide BTG with verbal updates including such material details of the development and marketing of the Licensed Products as BTG may from time to time reasonably request but no more frequently than twice yearly; and (b) on the request of BTG but not more than [ * ], arrange for an appropriate representative to meet with a representative of BTG at a mutually agreeable location, to discuss both the progress achieved and anticipated progress against the Outline Development Plan (or the Detailed Development Plan).

10.	PRODUCT APPROVALS AND NOTIFICATION OF PATENTS ON PRODUCT APPROVALS

10.1	Onyx shall be the owner of all Product Approvals obtained in relation to the Licensed Products and shall have sole responsibility to communicate with the applicable regulatory authorities regarding the Product Approval for the Licensed Products and shall be solely responsible for maintaining Product Approvals over the Licensed Products.

10.2	Except as otherwise instructed by BTG from time to time, Onyx shall procure that the following notice is included on the packaging of each Licensed Product and in the information leaflet supplied with each Licensed Product in a reasonably clear, readable and conspicuous manner (subject to any limitations imposed by applicable law):-
“This product has been developed using technology licensed from BTG International Limited and is protected by the following patents [Onyx to insert the registration numbers of the relevant granted Licensed Patents covering the country of sale].”

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.	CONFIDENTIALITY

11.1	In this Agreement, “Confidential Material” shall, subject to Clause 11.2, mean:-
11.1.1	any and all data, results, know-how (including the Licensed Know-How), show-how, software, algorithms, inventions, designs, trade secrets, plans, forecasts, analyses, evaluations, research, technical information, business information, financial information, business plans, strategies, customer lists, marketing plans, or other information whether oral, in writing, in electronic form, or in any other form; and

11.1.2	any physical items, compounds, components, samples or other materials;

disclosed by one party or any of its Affiliates (the “Disclosing Party”) to the other or any of its Affiliates (the “Receiving Party”) before, on or after the Commencement Date. Notwithstanding the foregoing, the Licensed Know-How shall be deemed to be the Confidential Information of both parties.
11.2	In this Agreement, “Confidential Material” shall not include any information or materials which the Receiving Party can prove:-
11.2.1	is or becomes public knowledge through no improper conduct on the part of the Receiving Party, its Affiliates and/or their respective Personnel;

11.2.2	is already lawfully possessed by the Receiving Party and/or its Affiliates without any obligations of confidentiality or restrictions on use prior to first receiving it from the Disclosing Party;

11.2.3	is obtained subsequently by the Receiving Party and/or its Affiliates from a Third Party without any obligations of confidentiality and such third party is in lawful possession of such information or materials and not in violation of any contractual or legal obligation to maintain the confidentiality of such information or materials; and/or

11.2.4	is developed independently by the Receiving Party and/or its Affiliates without use or knowledge of the Confidential Material provided by the Disclosing Party.
11.3	The Receiving Party shall treat all Confidential Material as secret and confidential and shall not use, copy or disclose to any third party any Confidential Material received from the Disclosing Party (whether before, on or after the date of this Agreement) except as set out in Clause 11.4 below.

11.4	The Receiving Party may:-
11.4.1	use and disclose Confidential Material received from the Disclosing Party to the extent necessary or useful to enable the Receiving Party to exploit the rights granted under this Agreement (including rights granted to Onyx under the Licence) and/or to perform its obligations under this Agreement provided that the Receiving Party shall (1) only disclose Confidential Material to third parties that

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

have entered into appropriate and legally binding confidentiality and non-use obligations in respect of the Confidential Material disclosed; and (2) use reasonable commercial endeavours to ensure that such third parties do not further disclose or use Confidential Material;
11.4.2	disclose Confidential Material received from the Disclosing Party to those of its Personnel to whom such disclosure is necessary or useful (and only disclose that part of the Confidential Material which is necessary or useful) to enable the Receiving Party to exploit the rights granted under this Agreement and/or to perform its obligations under this Agreement and provided that the Receiving Party shall remain responsible for procuring that its Personnel do not further disclose and/or use the Confidential Material for any other purpose; and/or

11.4.3	after giving written notice to the Disclosing Party, disclose any part of the Confidential Material received from the Disclosing Party solely to the extent that it is legally required to do so pursuant to an order of a court of competent jurisdiction or governmental authority provided that the Receiving Party shall use its best endeavours to limit such disclosure and, to the extent practicable, shall provide the Disclosing Party with an opportunity to make representations to the relevant court or governmental authority.
11.5	Except as set forth in Clauses 2.2 and 8, all documents, materials and other items (including items in electronic form), and any intellectual property rights therein, provided by the Disclosing Party to the Receiving Party containing Confidential Material shall remain the absolute property of the Disclosing Party.

11.6	The Receiving Party shall at all times maintain documents, materials and other items (including items in electronic form) containing Confidential Material received from the Disclosing Party and any copies thereof, in a secure fashion by taking reasonable measures to protect them from theft and unauthorised copying and disclosure.

11.7	The Receiving Party shall notify the Disclosing Party immediately if the Receiving Party becomes aware of any unauthorised use or disclosure of, or any unauthorised access to or of any theft or loss of any copies of any Confidential Material received from the Disclosing Party.

11.8	The provisions of this Clause 11 shall commence on the Commencement Date and shall continue until [ * ] years after termination or expiry of this Agreement.

11.9	BTG shall have the right to disclose to [ * ] and its assigns the Confidential Material disclosed by Onyx or any of its Affiliates to BTG or any of its Affiliates and the Licensed Know-How. BTG shall ensure that [ * ] is bound by appropriate confidentiality obligations in respect of the Confidential Material of Onyx that is disclosed to [ * ] by BTG.

12.	WARRANTIES
Warranties Given
12.1	BTG warrants to Onyx that at the Commencement Date that:-

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.1.1	BTG is in rightful possession of all Licensed Know-How and owns all right, title, and interest in the Licensed Patents existing as at the Commencement Date free of any mortgages, pledges, liens, security interests, encumbrances, charges, or claims of any kind;

12.1.2	BTG has the right to grant the Licences as purported to be granted herein;

12.1.3	BTG has not made any commitments to third parties inconsistent with or in derogation of its obligations under this Agreement and is not subject to any obligations which would prevent it from entering into or carrying out its obligations under this Agreement;

12.1.4	BTG owns the Materials, free of any mortgages, pledges, liens, security interests, encumbrances, charges, or claims of any kind;

12.1.5	As of the Commencement Date, it has not received any written notice from any third party asserting or alleging that any research or development of any Licensed Product (including BCG-0945) by BTG prior to the Commencement Date infringed or misappropriated the intellectual property rights of such third party;

12.1.6	As of the Commencement Date, there are no pending or, to BTG’s knowledge, threatened, actions, suits or proceedings against BTG involving the Licensed Technology or any Licensed Product (including BCG-0945).

12.1.7	To BTG’s knowledge, there is no unauthorized use, infringement or misappropriation of any of Licensed Technology by any employee or former employee of BTG, or any other third party;

12.1.8	The Licensed Patents existing on the Commencement Date are subsisting and are not the subject of any litigation procedure or discovery process or to BTG’s knowledge, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;

12.1.9	The Licensed Patents listed on Schedule 1 constitute all patent rights owned or controlled by BTG as of the Commencement Date that are directly related to, or, to BTG’s knowledge, are necessary for, the research, development, manufacture, use or commercialization of BCG-0945;

12.1.10	The Licensed Know-How constitute all know-how owned or controlled by BTG as of the Commencement Date that are directly related to, or, to BTG’s knowledge, are necessary for, the research, development, manufacture, use or commercialization of BCG-0945;

12.1.11	To BTG’s knowledge, as of the Commencement Date, no third party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging that any Licensed Patent is invalid or unenforceable;

12.1.12	BTG owns all rights in any intellectual property made, discovered or developed by its employees (or those of its Affiliates) who have performed any activities on its behalf in connection with research regarding BGC-0945 and, to BTG’s knowledge, no third party has any rights to any such intellectual property; and

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.1.13	BTG is not aware of any third party patents or patent applications (other than the Licensed Patents that are owned by third parties or any other patent which has been expressly disclosed to Onyx in writing) that apply to or cover the inventions claimed in the Licensed Patents in any country in the world.
12.2	Onyx warrants to BTG that at the Commencement Date, Onyx has not made any commitments to third parties inconsistent with or in derogation of its obligations under this Agreement and is not subject to any obligations which would prevent it from entering into or carrying out its obligations under this Agreement.
Exclusion of Implied Warranties
12.3	Except for the representations (other than fraudulent misrepresentations) and warranties set out in this Agreement, each party hereby disclaims any and all representations and warranties, including any implied by statute, common law or otherwise, to the maximum extent permissible by law.

12.4	Without prejudice to the generality of Clause 12.3, BTG excludes any terms and conditions implied by statute, common law or otherwise in relation to the Licensed Technology and/or the Materials and does not give any warranty, representation or undertaking (except for those set out in this Agreement):-
12.4.1	as to the efficacy, usefulness, fitness for purpose, quality, content, safety or commercial or technical viability of the Licensed Technology and/or Materials and/or any products made or processes carried out using the Licensed Technology and/or the Materials;

12.4.2	as to the volumes or quality of the Licensed Products which may be manufactured through the use of the Licensed Technology;

12.4.3	that any of the granted Licensed Patents are or will be valid or that any of the Patent Applications will proceed to grant;

12.4.4	that the Licensed Technology can be freely exploited in all or any parts of the world;

12.4.5	that the Licensed Technology will not infringe the intellectual property rights or other rights of any third party; and/or

12.4.6	that all or any part of the Licensed Know-How is confidential and is not otherwise available to the public.
12.5	No provision of this Agreement shall operate to:-
12.5.1	exclude any provision implied into this Agreement by English law and which may not be excluded by English law; or

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.5.2	limit or exclude any liability, right or remedy to a greater extent than is permissible under English law including in relation to (1) death or personal injury caused by the negligence of a party to this Agreement or (2) fraudulent misrepresentation or deceit.
13.	LIABILITY AND INDEMNITY

13.1	BTG, its Affiliates and their Personnel, shall have no liability to Onyx whether in contract, tort, negligence or otherwise for any loss or damage arising out of and/or in connection with:-
13.1.1	any research, development, manufacture, use, commercialization, distribution, supply or sale of the Licensed Products by Onyx and/or Onyx’s Suppliers; and/or

13.1.2	any possession or use by a third party of the Materials and/or Licensed Products manufactured and/or supplied by or on behalf of Onyx or Onyx’s Suppliers.
13.2	For the avoidance of doubt, nothing in Clause 13.1 shall exclude BTG’s liability to Onyx for (a) the negligence or wilful and intentional misconduct of BTG, its Affiliates or any of their respective Personnel; and/or (b) the breach of this Agreement (including any breach of any representation in Clause 12.1) by BTG.

13.3	Onyx shall fully indemnify, and at all times keep BTG, its Affiliates and their respective Personnel fully indemnified, against any and all liability, damages, or expenses (including legal expenses and expert’s fees) arising out of or in connection with suits, claims, proceedings (collectively, “Claims”) brought by third parties, to the extent resulting from:-
13.3.1	any exercise of the Licensed Rights by Onyx and/or its Sub-licensees or their respective Affiliates, including any research, development, manufacture, commercialization, use, distribution, marketing, supply or sale of the Licensed Products and/or Materials; and/or

13.3.2	any possession or use by a third party of the Licensed Products manufactured and/or supplied by or on behalf of Onyx or Onyx’s Suppliers.
Notwithstanding the foregoing, Onyx shall not be liable under the indemnity set out in Clause 13.3 to the extent that a Claim is judicially determined to have resulted solely from (a) the gross negligence or wilful and intentional misconduct of BTG, its Affiliates or any their respective Personnel; and/or (b) the breach of this Agreement (including the breach of any representation in Clause 12.1) by BTG.
13.4	Any entity entitled to indemnification under this Clause 13 shall give written notice to the indemnifying party of any Claims that may be subject to indemnification, promptly after learning of such Claim. Within a reasonable time after receiving such notice, the indemnifying party shall assume the defence of such Claims with counsel reasonably satisfactory to the indemnified party. The indemnified party shall cooperate with the indemnifying party in such defence. The indemnified party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim. The indemnifying party shall not be liable for any litigation costs or expenses incurred by the indemnified party without the indemnifying party’s written consent, such

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

consent not to be unreasonably withheld. The indemnifying party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified party from all liability relating thereto, or (b) adversely impacts the rights granted to the indemnified party under this Agreement, unless the indemnified party otherwise agrees in writing.

13.5	Onyx shall effect and maintain at its own expense comprehensive general commercial liability insurance with insurers rated A- or better by A.M. Best (including completed operations (clinical trial) and product liability coverage for the Licensed Products), in the sum of not less than US $[ * ] per claim.

13.6	The insurance required under Clauses 13.5 shall be effected and maintained for the term of this Agreement and for a period of not less than [ * ] following termination or expiry of this Agreement.

13.7	As and when requested by BTG, Onyx shall promptly provide to BTG a certificate of insurance which demonstrates that the insurance coverage required under Clause 13.5 is in effect. If Onyx fails to comply with its obligations under Clause 13.5 or this Clause 13.7 then BTG may obtain any such insurance and Onyx shall pay BTG the cost thereof on demand. BTG shall provide to Onyx thirty (30) days notice of its intention to obtain any such insurance and shall obtain the same only if Onyx continues to fail to do so within such thirty (30) day notice period.

14.	PROSECUTION OF THE PATENT APPLICATIONS

14.1	Subject to Clause 14.2, BTG shall use commercially reasonable diligent efforts, at its own cost, to prepare, file, prosecute, obtain and maintain the Licensed Patents throughout the world, seeking the broadest claim scope reasonably available for such Licensed Patents consistent with maintaining the validity of such claims.

14.2	BTG shall consult with Onyx in relation to the prosecution of the Patent Applications. BTG shall, on an ongoing basis, keep Onyx reasonably informed of its filing, prosecution and maintenance activities and shall promptly, following receipt by BTG, provide Onyx with copies of all prosecution documents. BTG shall give Onyx reasonable opportunities to comment and propose modifications (and where given such opportunity by BTG, Onyx must respond to BTG within [ * ] of the provision of the same) and BTG shall give due consideration to, and except as provided in the following sentence, shall incorporate, all reasonable comments or suggestions made by Onyx with respect to such filing, prosecution, and maintenance. Where BTG is of the good faith opinion that the comment or suggestion made by Onyx would have no reasonable benefit to such filing, prosecution or maintenance (as applicable) and Onyx continues to, in its reasonable opinion, disagree, BTG shall obtain the advice of an independent patent attorney, who shall be chosen by BTG and shall be reasonably acceptable to Onyx, and who shall be asked to resolve the disagreement. The cost of obtaining the advice of such independent legal advisor shall be borne equally by the parties. Onyx shall have the right, in conjunction with BTG, to communicate directly with the patent counsel responsible for prosecuting the Patent Applications, although such counsel shall take its ultimate instruction from BTG. BTG shall not abandon or agree to any narrowing of any claim in the Patent Applications except with Onyx’s consent, which consent shall not be unreasonably withheld or delayed.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.3	BTG shall notify Onyx if BTG decides not to proceed with a Patent Application in any country.

14.4	Onyx shall promptly notify BTG if it wishes to proceed with the prosecution of any Patent Application notified to Onyx pursuant to Clause 14.3.

14.5	Onyx shall have the right to prosecute Patent Applications in countries notified to Onyx pursuant to Clause 14.3, in BTG’s name, at Onyx’s own cost and expense, in which case the relevant Patent Application shall be deemed to be a “Licensee Prosecuted Patent Application” and shall be excluded from the definition of Patent Applications for the purposes of Clauses 14.1 and from the definition of Licensed Patents for the purposes of the payment of royalties in accordance with Clause 5.5. For the avoidance of doubt, all Licensee Prosecuted Patent Applications and any patents issuing therefrom shall continue to be licensed to Onyx pursuant to the Licence.

14.6	All patents granted pursuant to a Licensee Prosecuted Patent Application shall be owned exclusively by BTG.

14.7	Onyx shall decide on the prosecution strategy for Licensee Prosecuted Patent Applications but shall keep BTG informed of such prosecution strategy and provide copies of all proposed responses to official actions during the prosecution of a Licensee Prosecution Patent Application and shall take account of any reasonable views expressed by BTG concerning prosecution strategy and the proposed responses to official actions during the prosecution provided that Onyx shall have the final decision on such matters.

14.8	If Onyx for whatever reason decides not to proceed with the prosecution of a Licensee Prosecuted Patent Application in any country then Onyx shall promptly notify BTG to this effect and [ * ] shall have [ * ] to [ * ] at [ * ] and [ * ], in which case the relevant Patent Application shall [ * ] and shall, [ * ], be [ * ].

14.9	Onyx shall:
14.9.1	keep BTG informed in relation to the anticipated timing for receipt of any Product Approval in a Major Territory; and

14.9.2	promptly (and in any event within [ * ] days of receipt) notify BTG in writing of full details of each Product Approval in any country including providing BTG with a copy of the relevant Summary of Product Characteristics (or equivalent).
14.10	In the event that BTG wishes to make any application for a Patent Term Extension in respect of Licensed Products, at BTG’s reasonable request, Onyx shall promptly take all necessary steps to facilitate such application. In particular, but without limitation, Onyx shall, at BTG’s reasonable request promptly and free of charge provide to BTG:
14.10.1	a copy of every authorisation fulfilling the requirements of Article 8.1(b) of the EC Supplementary Protection Certificate Regulation (and of any additional applicable requirements imposed by relevant national law) in respect of all Licensed Products;

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.10.2	additional information fulfilling the requirements the regulation referred to in Clause 14.10.1 and a copy of the notice publishing the authorisation in the appropriate official publication (and information and documents fulfilling any additional requirements imposed by relevant national law); and

14.10.3	permit use of documents and information provided pursuant to this clause for the purpose of such application for Patent Term Extensions.
14.11	BTG shall be entitled to disclose any Product Approval or any part thereof to any relevant authorities for the purposes of obtaining any Patent Term Extension in respect of Licensed Products.

14.12	BTG shall notify Onyx in a timely manner of the grant of any Patent Term Extension in respect of Licensed Product.

14.13	BTG shall not be obliged to apply for grant of any Patent Term Extension.

14.14	Onyx shall not be entitled to make an application for or participate in negotiations for grant of any Patent Term Extensions in respect of the Licensed Patents or Licensed Products. Notwithstanding the foregoing, in the event that a Patent Term Extension becomes available in respect of a Licensed Product in a country, and BTG does not provide Onyx with written notice of its intention to apply for a Patent Term Extension in respect of such Licensed Product in such country within [ * ] after Onyx notifies BTG of the Product Approval for such Licensed Product in such country pursuant to Section 14.9.2, Onyx may apply for such Patent Term Extension in BTG’s name, and BTG shall provide all such reasonable assistance at the cost of Onyx as Onyx may require to obtain such Patent Term Extension.

15.	MAINTENANCE OF THE PATENTS

15.1	Subject to Clause 15.2, BTG shall pay all renewal fees payable in respect of the granted Licensed Patents as and when such renewal fees become due (subject to BTG’s right to make use of grace periods where available and if necessary).

15.2	If BTG does not wish to continue to pay the renewal fees in respect of a granted Licensed Patent then BTG shall notify Onyx of its intention to allow the specified granted Licensed Patent to lapse at least [ * ] before the next renewal fee is due. Onyx shall have the right to pay the renewal fees in respect of such granted Licensed Patent. If Onyx does not notify BTG of its intention to exercise its rights under this Clause 15.2 within [ * ] of BTG’s notice then BTG shall have the right to allow the granted Licensed Patent to lapse.

15.3	Onyx shall have the right to pay the renewal fees in respect of granted Licensed Patents notified to Onyx pursuant to Clause 15.2 at Onyx’s own cost and expense, in which case the relevant granted Licensed Patent shall be deemed to be a “Licensee Granted Patent” and shall be excluded from the definition of Licensed Patents for the purposes of Clause 15.1 and for the purposes of the payment of royalties in accordance with Clause 5.5.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.4	If Onyx for whatever reason decides not to continue to pay renewal fees in respect of Licensee Granted Patents then Onyx shall promptly notify BTG to this effect and [ * ] shall have [ * ] to [ * ] at [ * ] and [ * ], in which case the granted Licensed Patent shall [ * ] and shall, [ * ], be [ * ].

16.	INFRINGEMENT OF THE LICENSED RIGHTS

16.1	Each party shall promptly notify the other with such details as it has in its possession of all Infringements as and when it becomes aware of an Infringement.

16.2	Onyx shall have the first right, but not the obligation, to prevent or abate Infringements, including conducting infringement proceedings in its own name and at its own cost (although BTG shall have the right, at its request, to be joined in any such infringement proceedings).

16.3	BTG shall provide Onyx with such assistance as Onyx may reasonably request in connection with any proceedings against Infringers. Onyx shall pay BTG’s reasonable out-of-pocket expenses properly incurred in providing the requested assistance and, where suing in BTG’s name, indemnify and hold BTG harmless against BTG’s liabilities, costs, expenses and losses properly incurred in providing the requested assistance.

16.4	Onyx shall keep BTG fully informed of and consult with BTG with respect to the progress of and developments in any proceedings against Infringers including any settlement discussions with the defendants or potential defendants of such proceedings and shall provide to BTG copies of all claims, statements of case, counter-claims and defences prepared in relation to any proceeding against Infringers.

16.5	Onyx may negotiate settlements with Infringers but shall not conclude any settlement without having received BTG’s prior written approval of terms of the settlement, such approval not to be unreasonably withheld.

16.6	Any damages, proceeds, settlement sums or awards received by Onyx in relation to any Infringement (together referred to as “Damages”) shall be deemed to be Net Sales Value or Net Receipts, whichever would result in the greater payment to BTG. Accordingly, Onyx shall pay to BTG the payment set out in Clause 5.5 or 5.8 (which ever is the greater) on any Damages received after deduction from the Damages of Onyx’s legal fees incurred in taking action in respect of the Infringement and any of BTG’s costs or expenses that are paid by Onyx.

16.7	If for any reason Onyx fails to initiate or prosecute proceedings against any Infringer then BTG may at its absolute discretion and at its own cost and expense take proceedings (or continue any existing proceedings commenced by Onyx) against such Infringer. Onyx shall provide such assistance as BTG may from time to time reasonably request in connection with such proceedings including making available to BTG such records, information and evidence in Onyx’s possession or control which may be of assistance to BTG. Any damages, proceeds, settlement sums or awards received by BTG in relation to any Infringement shall be the sole property of BTG.

16.8	If an Infringer against whom Onyx has initiated infringement proceedings files counterclaims for revocation of any of the granted Licensed Patents, then Onyx shall

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

promptly notify BTG of such counterclaims and shall, notwithstanding Clause 17, have the right to defend, in collaboration with BTG, such counterclaims.
17.	REVOCATION PROCEEDINGS

17.1	BTG shall notify Onyx of the commencement of any Revocation Proceedings.

17.2	Except as set forth in Clause 16.8, BTG shall have the first right but not the obligation to defend the Revocation Proceedings.

17.3	If BTG does not wish to defend or continue to defend Revocation Proceedings then BTG shall promptly notify Onyx and Onyx may at Onyx’s own cost and expense defend or continue to defend the Revocation Proceedings referred to in BTG’s notice provided that, where such Revocation Proceedings are being defended or continued in BTG’s name, Onyx shall indemnify and hold harmless BTG against any and all liability, damage, costs and expenses (including awards of costs and damages) incurred by BTG arising out of Onyx’s continuation of such Revocation Proceedings.

17.4	Subject to the availability of suitably qualified staff, each party shall provide the other party with such assistance as the other party shall reasonably request in connection with any Revocation Proceedings. The party requesting such assistance shall pay the other party’s reasonable out-of-pocket expenses properly incurred in providing the requested assistance.

17.5	For the avoidance of doubt, in no circumstances shall BTG be required to refund any payments made under this Agreement and in accordance with its terms, including in the case where a Licensed Patent is wholly or partly revoked, cancelled or otherwise ceases to be in force.

18.	COMMENCEMENT, EXPIRY AND TERMINATION
Commencement and Expiry
18.1	This Agreement shall come into force on the Commencement Date and unless terminated earlier in accordance with its provisions, this Agreement shall expire when the last of the Licences expires pursuant to Clause 3.1 (the “Term”).
Termination by Onyx
18.2	Onyx may terminate this Agreement at any time without cause by giving BTG [ * ] written notice of termination.
Termination by Either Party
18.3	Either party may terminate this Agreement forthwith by giving the other party immediate written notice of termination if the non-terminating party commits a material breach of this Agreement which is capable of remedy and, having been notified of such breach, fails to remedy it within thirty (30) days of notification. For the purpose of determining whether a party has committed a “material breach” of this Agreement, the parties intend that, only (a) a [ * ]; (b) [ * ]; or (c) [ * ], shall constitute a “material breach”.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Termination by BTG
18.4	This Agreement may be terminated by BTG forthwith by notice in writing to Onyx if:-
18.4.1	Onyx fails to pay in full any payments due under this Agreement within thirty (30) days of receiving notice from BTG demanding such payment;

18.4.2	Onyx and/or Onyx Affiliates challenge, petitions to revoke, opposes or otherwise disputes, or knowingly finances, aids or otherwise assists any third party to challenge, petition to revoke, oppose or otherwise dispute, the ownership, validity, patentability, priority, enforceability and/or scope of any of the Licensed Rights including the validity of any of the claims of the Licensed Patents;

18.4.3	Onyx (i) fails to conduct any material development activity in relation to a Licensed Product for a period of [ * ]; or (ii) has decided to cease the development of Licensed Products;

18.4.4	any of the following events occur:-
18.4.4.1	an order is made or a resolution passed for the winding up of Onyx (other than for the purpose of a solvent scheme of reconstruction or amalgamation);

18.4.4.2	a liquidator, administrative receiver, receiver or trustee is appointed in respect of a material part of Onyx’s assets or business;

18.4.4.3	as a consequence of financial difficulties Onyx makes any voluntary arrangement with its creditors; or

18.4.4.4	Onyx ceases to continue its business;

18.4.4.5	Onyx becomes unable to pay its undisputed debts and remains unable to pay its undisputed debts as and when they fall due for a period of ninety (90) days; or

18.4.4.6	as a consequence of debt and/or maladministration, Onyx takes or suffers any similar or analogous action to those listed in Clauses 18.4.4.1 to 18.4.4.5 above.
19.	CONSEQUENCES OF EXPIRY OR TERMINATION
Consequences of Expiry or Termination
19.1	On expiry or termination of this Agreement for any reason:-
19.1.1	Onyx shall within [ * ] of the date of termination or expiry pay to BTG all sums due to it under this Agreement in respect of the period up to and including the date of termination including any royalties payable on Licensed Products supplied prior to or on the date of termination; provided, however, that Onyx shall not owe

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any Development Milestone Payments under Clause 5.3 if the corresponding Milestone Event occurs after the date on which a termination notice is delivered.

19.1.2	Onyx shall continue to pay Sales Milestone Payments where the corresponding Sales Milestone Events are achieved, and royalties on any amounts earned, as a result of on-going sales of residual inventory of Licensed Products as permitted under Clause 19.1.3;

19.1.3	Onyx shall, at BTG’s option: (a) destroy (and procure that its Affiliates and Sub-licensees destroy) any Licensed Products held in inventory by Onyx (or its Affiliates or Sub-licensees); (b) continue selling all Licensed Products held in inventory subject to all royalty payments under Clause 5.5 and 5.6 (and, subject to all royalty payments under Clause 5.8, inform its Affiliates and Sub-licensees that they may do the same) and the payment of all Sales Milestones pursuant to Clause 5.3 in the event that such on-going sales of Licensed Products results in a Sales Milestone Event being attained; or (c) transfer (and procure that its Affiliates or Sub-licensees transfer) such Licensed Products to BTG at a price to be negotiated in good faith between the Parties;

19.1.4	any rights or remedies of each of the parties arising from any breach of this Agreement shall continue to be enforceable; and

19.1.5	the following provisions shall continue in full force and effect: Clause 1, Clause 4.4 in respect of acts and/or omissions by Sub-licensees on or prior to termination of this Agreement, Clauses 5 and 6 in respect of royalties and Milestones Payments payable pursuant to Clause 19.1.3, Clause 7, Clauses 11 and 12, Clauses 13.1 — 13.6 in respect of acts and/or omissions on or prior to the date of termination or expiry and insurance, Clause 19 and Clause 20.
19.2	On termination of this Agreement for any reason:-
19.2.1	the Licences shall terminate automatically and Onyx shall, and, subject to Clause 4.7, shall procure that the Onyx Suppliers shall, forthwith cease all activities requiring a licence under this Agreement;

19.2.2	Subject to any applicable regulatory requirements, Onyx shall promptly return to BTG all Confidential Material and any copies thereof disclosed to Onyx by BTG whether in the possession or control of Onyx Suppliers. Onyx shall provide a signed statement from a duly authorised officer of Onyx that Onyx’s obligations under this Clause 19.2.2 have been complied with; and

19.2.3	Subject to any applicable regulatory requirements, Onyx shall transfer promptly and in good faith to BTG all Product Approvals for the Licensed Products as well as all technical information or data (including, without limitation, all clinical and pre-clinical data and documents and regulatory filings) generated by Onyx pursuant to activities conducted under this Agreement (or generated by Onyx Suppliers pursuant to activities conducted under this Agreement), including without limitation market research so generated to support the sale and distribution of the Licensed Product.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

19.3	If termination of this Agreement occurs as a result of breach by an Onyx Supplier and at the date of termination an Onyx Supplier has treated the last patient in the first Phase II Clinical Trial (the “Termination Milestone”) then BTG shall pay to Onyx in consideration of the transfer set out in Clause 19.2.3, [ * ] of future net receipts, if any, by BTG from the sale of Licensed Products (calculated in a manner parallel to the calculation of Net Receipts) after deduction of all amounts payable by BTG to ICR in respect of such net receipts.

19.4	If termination of this Agreement occurs as a result of breach by an Onyx Supplier and the Termination Milestone has not been met as at the date of termination, no sums shall be payable by BTG to Onyx in consideration of the transfer set out in Clause 19.2.3.

19.5	In all instances where neither Clause 19.3 nor Clause 19.4 applies, BTG shall pay to Onyx in consideration of the transfer set out in Clause 19.2.3, [ * ] of net receipts by BTG from the sale of Licensed Products (calculated in a manner parallel to the calculation of Net Receipts) after deduction of all amounts payable by BTG to ICR in respect of such net receipts.

20.	GENERAL

20.1	In this Agreement:-
20.1.1	any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression shall be construed as illustrative only and shall not limit the sense of the words preceding these terms;

20.1.2	the headings are for convenience only and shall not affect the interpretation of this Agreement;

20.1.3	all references to Clauses or Schedules are references to clauses or schedules of this Agreement; and

20.1.4	references to legislation shall be construed as a reference to that legislation as amended, re-enacted or replaced whether in whole or in part.
20.2	The schedules attached to this Agreement shall form part of this Agreement.
Notices
20.3	Any notice or other communication given under this Agreement shall be in writing in the English language and shall be:-
20.3.1	delivered by hand; or

20.3.2	sent by pre-paid airmail or by a reputable international delivery service; or

20.3.3	sent by fax (confirmed by pre-paid airmail placed in the post on or on the day after the date of transmission);
to the address or fax number set out below or to such other address or fax number as may from time to time be notified to the other party in writing.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

BTG International Limited	Onyx Pharmaceuticals Inc.
10 Fleet Place	2100 Powell Street
Limeburner Lane	Emeryville
London EC4M 7SB	California 94608
UK	USA

Fax: [ * ]	Fax: [ * ]
Email: [ * ]
20.4	Any notice given under Clause 20.3 shall be deemed to have been received:-
20.4.1	on the date of delivery if delivered by hand or by a reputable international delivery service prior to 5:00 pm on a business day, otherwise on the next business day following the date of delivery;

20.4.2	on the tenth business day from and including the day of posting in the case of pre-paid airmail; or

20.4.3	on the next business day following the day of transmission in the case of facsimile (confirmed by pre-paid first class post/airmail or by a reputable international delivery service as provided above).
20.5	In Clause 20.4, business day shall mean a day that is not Saturday, Sunday and/or a public holiday in the country (or sub-division thereof) to which the notice is sent.
Severability
20.6	If any provision of this Agreement is declared void or otherwise unenforceable then the provision shall be omitted and the remaining provisions of this Agreement shall continue in full force and effect.
Waiver
20.7	Failure or delay by either party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent the party from exercising that or any other right or remedy on any occasion.

Entire Agreement and Amendments

20.8	This Agreement together with the non-disclosure agreement dated 29 April 2008 between the parties constitutes the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreements, representations, understandings or arrangements between the parties relating to the subject matter of this Agreement.

20.9	Except as expressly set forth in this Agreement, neither party grants to the other by implication, estoppel or otherwise, any right, title, licence or interest in any intellectual property right.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

20.10	The parties acknowledge that they are not relying on any understanding, arrangement, statement, representation, warranty, condition, term, custom, course of dealing or provision which is not set out in this Agreement.

20.11	To the fullest extent permitted by law, the parties irrevocably and unconditionally waive any rights they may have to rescind this Agreement in respect of any misrepresentation other than one which is expressly stated in this Agreement or which was made fraudulently.

20.12	No change shall be made to this Agreement except in writing signed by the duly authorised representatives of both parties.
Relationship of the Parties
20.13	Nothing in this Agreement shall create, evidence or imply any agency, partnership, joint venture or employment relationship between the parties.

20.14	Neither party shall act or describe itself as the agent of the other party nor shall either party have or represent that it has any authority to make commitments on behalf of the other.
Assignment and Sub-contracting
20.15	Subject to Clause 4 and Clause 20.16, neither party shall without the prior written consent of the other party assign, sub-contract or otherwise deal with this Agreement or any rights and obligations under this Agreement. Any such purported assignment, sub-contract or dealing with this Agreement or any rights and obligations under this Agreement without the prior written consent of the other party shall be void. If a party assigns or sub-contracts any of its obligations under this Agreement to any Affiliate or any third party, the party assigning or sub-contracting shall be fully responsible to the other party for the proper performance of those obligations and for any act or omission of the Affiliate or third party in relation thereto.

20.16	Either party shall be entitled (without the consent of the other party) to assign this Agreement (or any of its rights or obligations under this Agreement) to any of its Affiliates. Such assignment shall not be [ * ]. In addition, Onyx shall be entitled (without the consent of the other party) to assign the entirety of this Agreement (but not part only of its rights and obligations under this Agreement) to its successor in interest in connection with a merger, acquisition or similar transaction transferring a controlling interest in Onyx or a sale of all or substantially all of Onyx’s assets to which this Agreement relates, provided that the assignee of this Agreement shall be obliged to fulfil all of Onyx’s obligations under the Agreement. BTG shall be entitled to assign any Licensed Patents or Licensed Know-How to a third party but, for the avoidance of doubt, any such assignment shall be made expressly subject to the terms of this Agreement.
Publicity & Non-disclosure
20.17	The parties shall not, and shall procure that their respective Personnel, their respective Affiliates and the Personnel of their respective Affiliates shall not, make any public announcement, or publicly comment upon, or originate any publicity, or otherwise disclose any information to the public concerning this Agreement including but not limited to, the

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

existence of this Agreement, the terms of this Agreement, any dispute or disagreement relating to this Agreement and/or, subject to Clause 20.17.3 below, the performance of this Agreement where such performance concerns the commercialisation and/or development of a Licensed Product, without the prior consent of the other party, such consent not to be unreasonably withheld or delayed provided that:-
20.17.1	if a party is required by law, regulation or the rules of a stock market upon which its stocks or shares are traded to make any disclosure concerning this Agreement then such disclosure may be made without the consent of the other party on condition that:-
20.17.1.1	the party making the disclosure will notify the other party of the full text of the disclosure as soon as practicable prior to its release so that the other party will have an opportunity to comment upon the disclosure; and

20.17.1.2	any such disclosure shall be factual and as brief as practicable (subject to any requirements imposed by applicable law);
20.17.2	each party shall be entitled disclose the provisions of this Agreement to a third party that intends to acquire substantially all of the relevant business of that party (whether by merger, acquisition, sale of assets, or otherwise) on condition that such third party has executed a legally binding confidentiality agreement under which it agrees not to further disclose the provisions of this Agreement;

20.17.3	subject to Clause 20.17.5, Onyx shall be entitled to make a public announcement, or publicly comment upon, or originate any publicity, or otherwise disclose any information to the public concerning the performance of this Agreement where such performance concerns the commercialisation and/or development of a Licensed Product on the condition that it has provided to BTG at least [ * ] notice (or longer if reasonably practicable) of the content of such publicity/disclosure, and following such disclosure by Onyx, BTG shall be entitled to make a public announcement in relation to the same matter on the condition that it has provided to Onyx at least [ * ] notice (or longer if reasonably practicable) of the content of such announcement;

20.17.4	each party shall be entitled to make their own press release in relation to the execution of this Agreement, subject to the content and timing for release being agreed in advance with the other party; and

20.17.5	each party shall be entitled to disclose a press release (and all necessary information contained therein) publicising the achievement by Onyx or an Onyx Supplier of a Milestone Event provided that:-
20.17.5.1	the party making the disclosure will notify the other party of the full text of the disclosure as soon as possible prior to its release so that the other party will have an opportunity to comment upon the disclosure; and

20.17.5.2	any such disclosure shall be factual and as brief as possible.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Further Assurances
20.18	Each party shall, as and when requested by the other party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

20.19	The parties shall execute, at the cost of Onyx, such formal licences as Onyx may consider necessary or reasonably appropriate for registration of the licences granted under this Agreement with the patent offices and trade mark offices and/or other relevant authorities in each of the countries in which the Licensed Patents are granted. Any such formal licence shall operate subject to the terms of this Agreement and, in the event of any conflict, the terms of this Agreement shall prevail wherever possible.
Third Party Rights
20.20	The Contracts (Rights of Third Parties) Act 1999 and any legislation amending or replacing this Act shall not apply in relation to this Agreement and nothing in this Agreement shall confer on any third party the right to enforce any provision of this Agreement.
Onyx Affiliates
20.21	Onyx shall procure that its Affiliates comply with the provisions of this Agreement as if they were party to this Agreement.

20.22	Onyx shall be responsible for, and liable to, BTG for all acts and/or omissions of the Affiliates of Onyx as if such acts or omissions had been made by Onyx.

20.23	Onyx shall procure that any rights of an Affiliate of Onyx granted under this Agreement shall terminate automatically if it ceases to be an Affiliate of Onyx within the definition specified in Clause 1.1.
Authority and Governmental Approvals
20.24	Each party represents and warrants to the other that:-
20.24.1	it is, in the case of BTG, a limited liability company, duly incorporated and validly existing under the laws of, in the case of BTG, England and Wales or, in the case of Onyx, a corporation, duly incorporated and validly existing under the laws of the state of Delaware, United States of America;

20.24.2	it has the full corporate power and authority to enter into and perform this Agreement without obtaining the consent of any third party and has taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement; and

20.24.3	it has duly executed and delivered this Agreement and it is a legally valid and binding obligation on it.
Law and Jurisdiction

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

20.25	English law shall govern the validity, interpretation and performance of this Agreement and the parties submit irrevocably to the non-exclusive jurisdiction of the English Courts in respect thereof.

Counterparts

20.26	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this agreement, but all the counterparts shall together constitute the same agreement. If this Agreement is executed in counterparts, it shall not be effective unless and until each party has executed and delivered a counterpart to each of the other parties.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 1
Licensed Patents
[ * ]

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1

Schedule 2
Know-How
[ * ]

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 3
Materials
[ * ]

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 4
Royalty Statements
1.	In respect of each country where Licensed Products were supplied during that Quarter:-
1.1	the Net Sales Value of each type of Licensed Product supplied expressed both in local currency and in United States dollars together with conversion rates used;

1.2	the royalty rate applicable to each type of Licensed Product supplied in that country;

1.3	the calculation of the royalties payable in respect of each type of Licensed Product; and

1.4	the total amount of royalties payable in respect of that country;
2.	For the world as a whole:-
2.1	the total amount of royalties payable under Clause 5.5 and 5.6; and

2.2	the amount of any withholding tax deducted pursuant to Clause 6.5.2.
3.	The total amount of Net Receipts pursuant to Clause 5.8.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 5
Outline Development Plan
[ * ]

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 6
Structure of BGC-0945
[ * ]

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 7
Contracts regarding ongoing storage of the Materials
[ * ]

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     AGREED by the parties through their duly authorised representatives on the date written at the start of this Agreement:-

For and on behalf of BTG International Limited:-			For and on behalf of Onyx Pharmaceuticals Inc.:-

Signed	/s/ Christine Helen Soden		Signed	/s/ N. Anthony Coles, M.D.
	Full Name	Christine Helen Soden		Full Name	N. Anthony Coles, M.D.
	Title	Chief Financial Officer		Title	President and CEO

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.